Exhibit 99.1

ICO REPORTS PROGRESS ON LAUNCH OF NORTH AMERICAN SATELLITE

Placement of Launch and In-Orbit Insurance Complete
Satellite Testing Complete, Launch Date Set
Rocket Booster Is In Place at Cape Canaveral

RESTON, Va., (Business Wire) February 19, 2008 - ICO Global Communications (Holdings) Limited (ICO) (NASDAQ: ICOG) today provided an update on progress towards launching its North American geosynchronous satellite, ICO G1. ICO will be trialing a fully interactive mobile video, navigation and emergency assistance service to be known as ICO mim™ (mobile interactive media) later this year.

ICO has procured launch and in-orbit insurance coverage for up to $344 million during the launch phase and up to $278 million during the in-orbit phase. “ICO is pleased with the insurance policies and the terms and conditions for coverage,” commented David Bagley, ICO’s senior vice president of corporate development. “The insurance community responded well to our needs despite turbulence in the satellite insurance markets last year. ICO was able to achieve coverage at a price of approximately $44 million, which is in line with our publicly stated estimates.”

Preparations continue for the launch of ICO G1 from Cape Canaveral, Florida. Space Systems/Loral has completed testing ICO G1 in the Compact Antenna Test Range (CATR) and the spacecraft is being finalized in preparation for shipment to the Cape the week of February 25th. ICO’s launch provider, Lockheed Martin Commercial Launch Services, has provided a range date for the launch of April 14, 2008.

“We are looking forward to our upcoming launch,” reports Bob Day, ICO’s senior vice president of space systems. “Loral has done a great job thoroughly testing the satellite and our Atlas V launch vehicle is already on the stand in the vertical integration facility (VIF) near the launch pad.”

ICO will host a short conference call today, Tuesday February 19 at 11:00 am Eastern Time to provide an update on these matters:

Call in number:	888-663-2240
International:	913-312-1424
Passcode:	2946190

A replay will be available after the call for 30 days.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities. ICO is deploying a mobile interactive media service known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the timing of the shipment and launch of ICO’s G1 satellite, as well ICO’s plans to offer and the composition of its ICO mim™ service. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results, including the potential for further launch delays. More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty

ICO

703-964-1414

christopher.doherty@ico.com

PHOTO 1 CAPTION: The Atlas V launch vehicle for ICO G1 being placed in the vertical launch integration facility (VIF) at Cape Canaveral (photo courtesy of United Launch Alliance/Lockheed Martin Commercial Launch Services).

PHOTO 2 CAPTION:ICO G-1 fairing which will protect ICO G-1 during the launch; ICO G-1 is shipping to Cape Canaveral the week of February 25. (photo courtesy of United Launch Alliance/Lockheed Martin Commercial Launch Services).